                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   SCHEDULE TO

                                 (RULE 14d-100)

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 1)

                          CHARTER COMMUNICATIONS, INC.
                       (Name of Subject Company (Issuer))

                          CHARTER COMMUNICATIONS, INC.
                        (Name of Filing Person (Issuer))

                     4.75% CONVERTIBLE SENIOR NOTES DUE 2006
                     5.75% CONVERTIBLE SENIOR NOTES DUE 2005
                        (Title of Classes of Securities)

                                    16117MAC1
                                    16117MAB3
                                    16117MAA5
                    (CUSIP Numbers of Classes of Securities)

                              CURTIS S. SHAW, ESQ.
                          CHARTER COMMUNICATIONS, INC.
                             12405 POWERSCOURT DRIVE
                            ST. LOUIS, MISSOURI 63131
                                 (314) 965-0555
            (Name, Address, and Telephone Number of Person Authorized
       to Receive Notices and Communications on Behalf of Filing Persons)

                                   Copies to:

                              Alvin G. Segel, Esq.
                               Irell & Manella LLP
                       1800 Avenue of the Stars, Suite 900
                          Los Angeles, California 90067
                                 (310) 277-1010

                            CALCULATION OF FILING FEE

TRANSACTION VALUATION*              AMOUNT OF FILING FEE**
---------------------               --------------------
$285,250,000                             $23,076.73

* For the purpose of calculating amount of filing fee only. The amount assumes that up to $210,000,000 aggregate principal amount of 5.75% Convertible Senior Notes due 2005 are purchased at a price equal to $825.00 per $1,000 principal amount and up to $140,000,000 aggregate principal amount of 4.75% Convertible Senior Notes due 2006 are purchased at a price equal to $800.00 per $1,000 principal amount.

** A filing fee of $72,793.82 was previously paid.

--------------------------------------------------------------------------------

      Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

      [ ] third-party tender offer subject to Rule 14d-1.

      [X] issuer tender offer subject to Rule 13e-4.

      [ ] going-private transaction subject to Rule 13e-3.

      [ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]



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
                             INTRODUCTORY STATEMENT

      This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO filed on July 11, 2003 the ("Schedule TO"), relating to the offers by Charter Communications, Inc., a Delaware corporation ("CCI"), to purchase for cash up to $140,000,000 aggregate principal amount of its outstanding 4.75% Convertible Senior Notes due 2006 (the "4.75% Notes") at a purchase price equal to $800.00 per $1,000 in principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase, and up to $210,000,000 aggregate principal amount of its outstanding 5.75% Convertible Senior Notes due 2005 (the "5.75% Notes") at a purchase price equal to $825.00 per $1,000 in principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase.

      CCI has decreased the principal purchase amount of sought of the 4.75% Notes from $506,000,000 to $140,000,000, and decreased the principal purchase amount sought of the 5.75% Notes from $600,000,000 to $210,000,000. CCI has also extended the expiration time of the offers from 8:00 a.m., New York City time, August 8, 2003 to 12:00 midnight, New York City time, August 12, 2003. CCI's offers are being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 11, 2003 and the related Letter of Transmittal.

ITEM 12.    EXHIBITS

      Item 12 of the Schedule TO is hereby amended by adding the Press Release, dated July 30, 2003, as Exhibit (a)(1)(iv), filed herewith.



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
                                    SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                               Charter Communications, Inc.


                               By: /s/ Curtis S. Shaw
                                   ------------------------

                               Name:   Curtis S. Shaw
                               Title:  Senior Vice President and General Counsel

Dated: July 30, 2003




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
                                INDEX TO EXHIBITS

EXHIBIT NO.      DESCRIPTION
-----------      -----------
(a)(1)(i)        Offer to Purchase, dated July 11, 2003.*

(a)(1)(ii)       Form of Letter of Transmittal.*

(a)(1)(iii)      Guidelines to Form W-9. *

(a)(1)(iv)       Press Release, dated July 30, 2003. **

(a)(2)-(a)(4)    None.

(d)(1)(i)(A)     Charter Communications Holdings, LLC 1999 Option Plan
                 (incorporated by reference to Exhibit 10.4 to Amendment No. 4 to the registration statement on Form S-4 of Charter
                 Communications Holdings, LLC and Charter Communications
                 Holdings Capital Corporation filed on July 22, 1999 (File No.
                 333-77499)).

(d)(1)(i)(B)     Assumption Agreement regarding Option Plan, dated as of May
                 25, 1999, by and between Charter Communications Holdings,
                 LLC and Charter Communications Holding Company, LLC
                 (incorporated by reference to Exhibit 10.13 to Amendment
                 No. 6 to the registration statement on Form S-4 of Charter
                 Communications Holdings, LLC and Charter Communications
                 Holdings Capital Corporation filed on August 27, 1999 (File
                 No. 333-77499)).

(d)(1)(i)(C)     Form of Amendment No. 1 to the Charter Communications
                 Holdings, LLC 1999 Option Plan (incorporated by reference
                 to Exhibit 10.10(c) to Amendment No. 4 to the registration statement on Form S-1 of Charter Communications, Inc. on
                 November 1, 1999 (File No. 333-83887)).

(d)(1)(i)(D)     Amendment No. 2 to the Charter Communications Holdings, LLC
                 1999 Option Plan (incorporated by reference to Exhibit
                 10.4(c) to the annual report on Form 10-K filed by Charter
                 Communications, Inc. on March 30, 2000 (File No.
                 000-27927)).

(d)(1)(i)(E)     Amendment No. 3 to the Charter Communications 1999 Option
                 Plan (incorporated by reference to Exhibit 10.14(e) to the annual report on Form 10-K of Charter Communications, Inc.
                 filed on March 29, 2002 (File No. 000-27927)).

(d)(1)(i)(F)     Amendment No. 4 to the Charter Communications 1999 Option
                 Plan (incorporated by reference to Exhibit 10.10(f) to the annual report on Form 10-K of Charter Communications, Inc.
                 filed on April 15, 2003 (File No. 000-27927)).

EXHIBIT NO.      DESCRIPTION
-----------      -----------

(d)(1)(ii)(A)    Charter Communications, Inc. 2001 Stock Incentive Plan
                 (incorporated by reference to Exhibit 10.25 to the
                 quarterly report on Form 10-Q filed by Charter
                 Communications, Inc. on May 15, 2001 (File No. 000-27927)).

(d)(1)(ii)(B)    Amendment No. 1 to the Charter Communications, Inc. 2001
                 Stock Incentive Plan (incorporated by reference to Exhibit
                 10.11(b) to the annual report on Form 10-K of Charter
                 Communications, Inc. filed on April 15, 2003 (File No.
                 000-27927)).

(d)(1)(ii)(C)    Amendment No. 2 to the Charter Communications, Inc. 2001
                 Stock Incentive Plan (incorporated by reference to Exhibit
                 10.10 to the quarterly report on Form 10-Q filed by Charter
                 Communications, Inc. on November 14, 2001 (File No.
                 000-27927)).

(d)(1)(ii)(D)    Amendment No. 3 to the Charter Communications, Inc. 2001
                 Stock Incentive Plan effective January 2, 2002
                 (incorporated by reference to Exhibit 10.15(c) to the
                 annual report on Form 10-K of Charter Communications, Inc.
                 filed on March 29, 2002 (File No. 000-27927)).

(d)(1)(ii)(E)    Amendment No. 4 to the Charter Communications, Inc. 2001
                 Stock Incentive Plan (incorporated by reference to Exhibit
                 10.11(e) to the annual report on Form 10-K of Charter
                 Communications, Inc. filed on April 15, 2003 (File No.
                 000-27927)).

(d)(1)(ii)(F)    Amendment No. 5 to the Charter Communications, Inc. 2001
                 Stock Incentive Plan (incorporated by reference to Exhibit
                 10.11(f) to the annual report on Form 10-K of Charter
                 Communications, Inc. filed on April 15, 2003 (File No.
                 000-27927)).

(d)(2)           Form of Savoy Stock Option Agreement, dated November 8,
                 1999, between Vulcan Cable III, Paul G. Allen and William
                 D. Savoy (incorporated by reference to Exhibit 10.15 to
                 Amendment No. 3 to the Schedule 13D of Paul G. Allen filed on March 11, 2002 (File No. 005-57191)).

(d)(3)           Form of Registration Rights Agreement, dated as of November
                 12, 1999, by and among Charter Communications, Inc.,
                 Charter Investment, Inc., Vulcan Cable III Inc., Mr. Paul
                 G. Allen, Mr. Jerald L. Kent, Mr. Howard L. Wood and Mr.
                 Barry L. Babcock (incorporated by reference to Exhibit
                 10.14 to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October
                 18, 1999 (File No. 333-83887)).

(d)(4) Accretion Put Agreement, dated as of November 12, 2001, between Paul G. Allen and each of Chatham Investments, LLLP
                 (Kevin B. Allen), Jeffrey D. Bennis, Stephen E. Hattrup,
                 CRM I Limited Partnership

EXHIBIT NO.      DESCRIPTION
-----------      -----------

                 LLLP, CRM II Limited Partnership, LLLP, Lucille Maun, Peter N.
                 Smith, Monroe M. Rifkin, Bruce A. Rifkin, Stuart G. Rifkin,
                 Ruth Rifkin Bennis, Rifkin Family Investment Company, L.L.L.P.,
                 Rifkin & Associates, Inc., and Rifkin Children's Trust III
                 (incorporated by reference to Exhibit 10.17 to Amendment No. 3 to the Schedule 13D of Paul G. Allen filed on March 11, 2002
                 (File No. 005-57191)).

(d)(5)           Put Agreement, dated as of November 12, 2001, between Paul
                 G. Allen and each of Falcon Holding Group, Inc., Falcon
                 Cable Trust, Nathanson Family Trust, Blackhawk Holding
                 Company, Inc., Advance Company, Ltd., Advance TV of
                 California, Inc., and Greg Nathanson (incorporated by reference to Exhibit 10.18 to Amendment No. 3 to the
                 Schedule 13D of Paul G. Allen filed on March 11, 2002 (File
                 No. 005-57191)).

(d)(6) Form of Exchange Agreement, dated as of November 12, 1999 by and among Charter Investment, Inc., Charter
                 Communications, Inc., Vulcan Cable III Inc. and Paul G.
                 Allen (incorporated by reference to Exhibit 10.13 to Amendment No. 3 to the registration statement on Form S-1 of CCI filed on October 18, 1999 (File No. 333-83887)).

(g)              None.

(h)              None.

* Previously filed.

** Filed herewith.



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